UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 7, 2007

REGENERATION TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-31271	59-3466543
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11621 Research Circle, Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (386) 418-8888

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Election of Director.

On March 7, 2007 the Company’s Board of Directors elected Gregory P. Rainey as a Class III director of the Company, to serve until the next election of such class at the 2009 annual meeting of stockholders and until his successor has been elected and qualified or until his earlier resignation or removal.

Mr. Rainey is the president of CCI Performance Group, a sales and marketing consulting company. Prior to opening CCI Performance Group in 2004, he served 10 years with Stryker Corporation, most recently as vice president of sales for Stryker’s Orthopedic Division for four years. Previous to Stryker, Mr. Rainey served as director of sales for Joint Medical Corporation, as well as sales positions with U.S. Surgical Corporation. Mr. Rainey earned a bachelor’s degree in biology from Loyola University.

Mr. Rainey was not selected as a director pursuant to any arrangement or understanding between Mr. Rainey and any other persons.

The Company has made no decisions regarding Mr. Rainey’s committee appointments.

CCI Performance Group, a sales and marketing consulting company of which Mr. Rainey is President and sole owner, has provided sales and marketing consulting services to the Company since 2005. Since January 1, 2006, the Company has paid CCI Performance Group $246,737 in consulting fees and related expenses.

Mr. Rainey participates in the Company’s 2004 Equity Incentive Plan. On March 7, 2007, Mr. Rainey was granted an option under the 2004 Equity Incentive Plan to purchase 30,000 shares of the Company’s common stock for an exercise price of $7.62 per share (the closing price of the common stock on the date of his election).

A copy of the press release announcing Mr. Rainey’s election is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated March 8, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENERATION TECHNOLOGIES, INC.

Date: March 12, 2007	By:	/s/ Thomas F. Rose
	Name:	Thomas F. Rose
	Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

99.1	Regeneration Technologies, Inc. press release dated March 8, 2007.